

Bridget Riley (b. 1931)



Bridget Riley is a leading figure of the Op art movement, known for her use of line, formal color arrangements and geometric precision to create optical visual effects.

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Initial Offering Price

$3,330,000

Price Appreciation of Similar Works[2]

17.4%

Similar Sales



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Market Risk-Adjusted Appreciation

Bridget Riley	All Art	S&P 500
1.05	0.48	0.55

Investment Overview

Offering Circular	sec.gov/edgar
2021 Auction Sales	moderate $17,195,994
Repeat Sales	view

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DEAL SHEET

WHY WE LIKE THIS PAINTING


Bridget Riley
02:10

- One of the most significant British artists working today, Bridget Riley helped pioneer the Op art movement of the 1960s with her innovative geometric abstractions.
- In 1968, Riley was selected to represent Great Britain in the 34th Venice Biennale, where she became the first living British artist, and the first woman, to win the prestigious International Prize for Painting.
- A solo show of the artist's work exhibited at the Yale Center for British Art in New Haven, CT, concluded in July 2022, and comprised the largest survey of Riley's work in the U.S. in twenty years.
- Early vertical line paintings created between 1967 and 1980, which precede the "Egyptian Palette" series and are of a similar size to the Painting, have achieved prices in excess of $3.5 million, including: *Chant 2* (1967), which sold for $4,756,412 in February 2014, and *Zing 2* (1971), which sold for $4,503,417 in June 2021.
- Since 2015, we have seen the prices for Riley's work accelerate. Between January 2015 and March 2021, auction sales of Riley's paintings similar to the Painting have increased at an estimated annualized appreciation rate of 20.6%.
- Our acquisitions team has been offered almost 60 examples of work by Bridget Riley from around the world, some of which are priced in excess of $4 million. Of these 60 works, we have carefully selected 3 to be offered on the Masterworks platform.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.



2021 Auction Sales
$17,195,994

2021 Number of Lots Sold
93

BRIDGET RILEY

b. 1931, UNITED KINGDOM

Oil on linen | 82 × 68 in. (207 × 173 cm.)

Bridget Riley is a leading figure of the Op art movement, known for her use of line, formal color arrangements and geometric precision to create optical visual effects.



$3,330,000

INITIAL OFFERING

17.4%

HISTORICAL APPRECIATION OF SIMILAR WORKS[1]

The Painting is a prime example of Bridget Riley's ongoing use of line and color to explore optical sensations of vibration and movement, achieved through various changes in color, scale, and composition of repetitive stripes. Executed in 1983, the Painting belongs to a series of works characterized by their vertical stripes and vibrant colors, which Riley calls her "Egyptian Palette." The series was inspired by a trip to Cairo in the winter of 1979 to 1980. In the Painting, Riley employs evenly spaced, vertical bands consisting of several colors, including red, green, blue, and yellow, with accents of white. Only six paintings from the "Egyptian Palette" series, executed in various sizes between 1980 and 1985, have sold at auction in the last five years. Most recently, *Cupid's Quiver* (1985) sold for £2,242,500 ($3,109,723) on March 23, 2021 at Christie's in London. Early vertical line paintings created between 1967 and 1980, which precede the "Egyptian Palette" series, but are of a similar size to the Painting, have achieved prices in excess of $3.5 million. As of July 12, 2022, these works account for three of Riley's top five auction records, including: *Chant 2* (1967), which features an early variation of the vertical stripe motif, which sold for £2,882,500 ($4,756,412) at Christie's, London on February 13, 2014, and before that sold for £2,561,250 ($5,105,851) at Sotheby's, London on July 1, 2008; and *Zing 2* (1971), which is smaller than the Painting but also employs vertical stripes for an optical effect, sold for £3,262,500 ($4,503,417) at Christie's, London on June 30, 2021. Since 2015, paintings by Riley have seen accelerated price appreciation, as demonstrated by the 20.6% CAGR implied from selected sales of similar works occurring from January 1, 2015 to March 23, 2021, versus the 17.4% CAGR implied from selected sales of similar works occurring from November 4, 1992 to March 23, 2021. The Painting's year, size, composition and palette make it a commercial and desirable work by Bridget Riley.

In 1971, Riley's first mid-career retrospective was held at the Kunstverein Hannover, and later traveled to the Kunsthallen in Bern and Düsseldorf, the Galleria Civica d'Arte Moderna in Turin and the Hayward Gallery in London. In 2019, a survey of her work opened at the Scottish National Gallery, which then traveled to the Hayward Gallery in 2020. As of February 3, 2022, a solo show of the artist's work is set to open in March 2022 at the Yale Center for British Art in New Haven, CT. Works by Bridget Riley are held in the permanent collections of some of the world's most important institutions, including the Museum of Modern Art in New York, the National Gallery of Art in Washington, D.C., and the Tate Gallery in London among others. As of July 12, 2022, the artist's top prices achieved at auction are led by *Untitled (Diagonal Curve)* (1966), which sold for £4,338,500 ($5,813,156) on June 30, 2016 at Christie's, London, *Gala* (1974), which sold for £4,362,000 ($5,781,734) on March 22, 2022 at Christie's, London, and *Chant 2* (1967), which sold for £2,561,250 ($5,105,851) £2,561,250 on July 1, 2008 at Sotheby's, London. As of July 12, 2022, the artist splits her time between London, Cornwall, and France, and is represented by David Zwirner and Max Hetzler Gallery.

AS OF JULY 12, 2022, THE ARTIST'S TOP PRICES ACHIEVED AT AUCTION ARE LED BY *UNTITLED (DIAGONAL CURVE)* (1966), WHICH SOLD FOR £4,338,500 ($5,813,156) ON JUNE 30, 2016 AT CHRISTIE'S, LONDON, *GALA* (1974), WHICH SOLD FOR £4,362,000 ($5,781,734) ON MARCH 22, 2022 AT CHRISTIE'S, LONDON, AND *CHANT 2* (1967), WHICH SOLD FOR £2,561,250 ($5,105,851) £2,561,250 ON JULY 1, 2008 AT SOTHEBY'S, LONDON.

AUCTION RESULTS FOR SIMILAR WORKS[2,3]


$4M
$3M
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$1M
1991
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2021

Bridget Riley was born in Norwood, a suburb of London, and spent her childhood in Cornwall and Lincolnshire. Riley formally studied art at Goldsmiths' College in London from 1949 to 1952 and the Royal College of Art from 1952 to 1955. However, it was not long until she found herself lost in the London art scene and eventually left her studies to care for her father who had been injured in a car accident. After recovering from the mental and physical effects of this turbulent moment, Riley found her footing in teaching art at an all girls school and working as a commercial illustrator. In the early 1960s, Riley created her first "Op art" paintings in black and white, which are named for the disorienting optical effects they produce. Later, Riley introduced colorful, clean lines into her oeuvre, while continuing to focus on geometric abstractions. In 1965, Riley's work was included in "The Responsive Eye," a seminal group exhibition organized by curator William Seitz at the Museum of Modern Art in New York, which formalized Op art as a major artistic movement and cemented the artist's status as a leading figure of the movement. In 1968, Bridget Riley was selected to represent Great Britain at the 34th Venice Biennale, where she became the first living British artist - and the first woman - to win the prestigious International Prize for Painting.





BRIDGET RILEY



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past artwork pricing trends are not indicative of future pricing trends.

2. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

3. The table captures the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise paintings by Bridget Riley with the following criteria: vertical stripe paintings executed between 1980 and 1985 that measure 40 inches by 40 inches to 95 inches by 95 inches. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 17.4% CAGR implied from selected sales occurring from November 4, 1992 to March 23, 2021.